                                                                  EXHIBIT 10.8

                           INDEMNIFICATION AGREEMENT

      This Indemnification Agreement ("Agreement") is entered into as of this 9th day of January, 1998 by and between SCM LLC d/b/a/ The Commonwealth Group, a Delaware limited liability company ("Commonwealth"), and Condor Technology Solutions, Inc., a Delaware corporation ("Condor").

                                   RECITALS

I. Condor was established to create a leading provider of information technology ("IT") services to middle market organizations. In order to provide a single-source IT solution, Condor has entered into merger agreements by which it will acquire eight established IT service providers, simultaneously with and as a condition to the closing of Condor's initial public offering of its common stock (Condor's "IPO").

II. Commonwealth was a significant stockholder of Condor and served as its promoter.

III. As part of the process by which the eight acquisition targets were identified, Commonwealth and Condor, through their agents, sought out, evaluated and entered into negotiations with a number of prospective acquisition targets ("Prospects"), and also engaged in communications and negotiations with such Prospects' respective investment banks, accountants, attorneys and other professional advisors.

IV. One prospect, Emtec, Inc., has filed a lawsuit against Condor, Commonwealth, J. Marshall Coleman and Kennard F. Hill in the United States District Court for the Eastern District of Pennsylvania, Civil Action No. 97-CV-6552 (the "Emtec Suit"), alleging damages arising from the proposed inclusion in the acquisition transactions of two entities which, Emtec alleges, Emtec and its advisors introduced to Condor and Commonwealth.

V. In connection with its IPO, Condor has asked Commonwealth to indemnify, defend and hold it harmless from the Emtec Suit, and certain specified similar claims, all on the terms and conditions more fully set forth below. Commonwealth has agreed to provide such an indemnity, also on the terms and conditions more fully set forth below.

                                   AGREEMENT

      NOW, THEREFORE, Commonwealth and Condor hereby agree as follows:

1.    Definitions.

      A. The "Condor Parties" shall consist of Condor, its directors, officers, stockholders and employees other than Commonwealth and its members or stockholders.

     B. "Covered Claims" shall mean all claims seeking or potentially giving rise to any Loss, where such claims arise from any threatened, pending or completed claim, action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Condor believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, administrative, investigative or other by reason of or arising out of any act or occurrence by Commonwealth, any of its members or Stockholders during the period during which Condor was organized, up to but excluding the closing of Condor's IPO. Covered Claims shall not include any claims under federal or state securities laws arising from Condor's
     IPO.

     C. "Defense Costs" shall mean all costs incurred by Condor in investigating and defending a Covered Claim, including attorneys' fees and all other costs, expenses and obligations incurred in connection with investigating, defending a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation relating to or arising from a Covered Claim, including all interest, assessments and other charges paid or payable in connection with or in respect of such Defense Costs.

     D. "Losses" shall refer to any losses, claims, damages, final judgments and liabilities, joint or several, fines, penalties and amounts paid in approved settlements (as provided herein), but shall not include
     Defense Cost.

2. Indemnification. Commonwealth hereby agrees to indemnify, defend and hold the Condor Parties harmless to the fullest extent permitted by law from and against all Losses arising from Covered Claims.

3. Defense Costs. Condor shall retain responsibility for and shall pay the first $250,000 of Defense Costs for all Covered Claims arising from a single set of facts. Thereafter, all Defense Costs for all Covered Claims arising from such single set of facts shall be borne by Commonwealth. Such payment of Expenses shall be made by Commonwealth as soon as practicable but in any event no later than five days after written demand by Condor therefor is presented to Commonwealth.

4.   Indemnification Procedures.

     A. Notice/Cooperation by Condor. Condor shall give Commonwealth notice in writing as soon as practicable of any Claim made against Condor for which indemnification will or could be sought under this Agreement. Notice to Commonwealth shall be directed to Commonwealth as provided in paragraph 9.

       B. Notice to Insurers. If, at the time of the receipt by Commonwealth of a notice of a Claim pursuant to Section 3(b) hereof, Commonwealth has liability insurance in effect which may cover such Claim, Commonwealth shall give prompt notice of the commencement of such Clam to the insurers in accordance with the procedures set forth in each of the policies. Commonwealth shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Condor, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

       C. Settlement Procedures. If, at a time during which Condor is responsible for its Defense Costs and is directing the defense of the Claim, Condor determines that a settlement of the claim would be in its best interest, it shall notify Commonwealth of the terms and conditions of such proposed settlement and the status of any pending negotiations with the party asserting the Claim against Condor. Commonwealth may participate in any settlement negotiations if it desires. Commonwealth shall be obligated to pay all amounts due under any such settlement, provided that Commonwealth has consented to such terms. If Commonwealth unreasonably withholds, delays or conditions its consent to any such proposed settlement, it will thereafter pay the Defense Costs related to such Claim.

       D. Selection of Counsel. In the event Commonwealth shall be obligated hereunder to pay the Defense Costs of a Claim, Commonwealth shall be entitled to assume the defense of such Claim, with counsel approved by Condor, which approval shall not be unreasonably withheld, upon the delivery to Condor of written notice of its election to do so. After delivery of such notice, approval of such counsel by Condor and the retention of such counsel by Commonwealth, Commonwealth will not be liable to Condor under this Agreement for any fees of counsel subsequently incurred by Condor with respect to the same Claim; provided that if (A) the employment of counsel by Condor has been previously authorized by Commonwealth (B) both parties shall have reasonably concluded that there is a conflict of interest between Commonwealth and Condor in the conduct of any such defense, or (C) Commonwealth shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Condor's counsel shall be at the expense of Commonwealth. In any event, Condor shall have the right to employ Condor's counsel in any such Claim at Condor's expense. Commonwealth shall have the right to conduct such defense as it sees fit in its sole discretion, including the right to settle any claim against Condor with the consent of Condor, provided that any such settlement fully releases Condor.

6. Exceptions. Any other provision herein to the contrary notwithstanding, Commonwealth shall not be obligated pursuant to the terms of this Agreement:

       A. Claims Initiated by Condor. To indemnify or advance expenses to Condor with respect to Claims initiated or brought voluntarily by Condor and not by way of defense, except with respect to actions or proceedings to establish or enforce an obligation to indemnify under this Agreement or any other agreement or insurance policy.

6. Period of Limitations. Commonwealth shall have no obligation to indemnify Condor under this Agreement as to any Covered Claims except those which are first asserted (i) by the filing of a lawsuit or the institution of any other formal proceeding in any other forum; or
     (ii) by the sending to Condor of a letter or other notice specifically threatening the filing of such a lawsuit or the institution of any other formal proceeding in any other forum, in each case against Condor by a third party on or prior to the one-year anniversary of the closing of Condor's IPO.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

8. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Commonwealth shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of Commonwealth, by written agreement in form and substance satisfactory to Condor, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Commonwealth would be required to perform if no such succession had taken place.

9. Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given: (i) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid; (ii) upon delivery, if delivered by hand; (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid; or (iv) one day after the business day of delivery by facsimile transmission, if deliverable by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed, if to Condor, at Condor's principal executive offices and, if to Commonwealth, at the home address of each member of Commonwealth or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

10. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

11. Subrogation. In the event of payment under this Agreement, Commonwealth shall be subrogated to the extent of such payment to all of the rights of recovery of Condor, which shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable Commonwealth effectively to bring suit to enforce such rights.

12. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13. Effectiveness of Agreement. This Agreement will become effective upon the closing of Condor's IPO.

14. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to its subject matter and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.


                                     SCM LLC d/b/a/ The Commonwealth Group, a
                                     Delaware limited liability company



                                     By: /s/ Charles F. Smith
                                     Title:



                                     CONDOR TECHNOLOGY SOLUTIONS, INC.,
                                     a Delaware corporation



                                     By: /s/ Kennard F. Hill
                                     Title: Chief Executive Officer

                                   GUARANTEE

     The undersigned Members of SCM LLC hereby jointly and severally guarantee the obligations of SCM LLC pursuant to the foregoing
Indemnification Agreement.



/s/ J. Marshall Coleman
--------------------------
J. Marshall Coleman



/s/ James J. Martell, Jr.
--------------------------
James J. Martell, Jr.



/s/ Charles F. Smith
--------------------------
Charles F. Smith